Exhibit No. 11

Armstrong World Industries, Inc. and Subsidiaries

Computation of Earnings Per Share

(dollar amounts in millions, except per share data)

	2014	2013	2012
Basic earnings per share from continuing operations
Earnings from continuing operations	$102.0	$127.3	$158.6
Earnings allocated to participating non-vested share awards	(0.5)	(0.7)	(1.1)

Earnings from continuing operations attributable to common shares	$101.5	$126.6	$157.5
Basic weighted average number of common shares outstanding	55.0	57.8	58.9
Basic earnings per share from continuing operations	$1.85	$2.19	$2.67

Diluted earnings per share from continuing operations
Earnings from continuing operations	$102.0	$127.3	$158.6
Earnings allocated to participating non-vested share awards	(0.5)	(0.7)	(1.1)

Earnings from continuing operations attributable to common shares	$101.5	$126.6	$157.5
Basic weighted average number of common shares outstanding	55.0	57.8	58.9
Weighted average number of common shares issuable under stock option or unvested stock grants	0.4	0.6	0.6

Diluted weighted average number of common shares outstanding	55.4	58.4	59.5
Diluted earnings per share from continuing operations	$1.83	$2.17	$2.65